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                                                                    Exhibit 10.4


                      [Letterhead of Waccamaw Corporation]



March 28, 1996

OVERNIGHT DELIVERY

Mr. P. Christian Beseler
5129 Kingswood Drive
Carmel, Indiana 46033

REF:  OFFER OF EMPLOYMENT

Dear Chris:

I am very pleased to offer you the position of Senior Vice President of Marketing and Sales Promotion at Waccamaw Corporation. You will report directly to Gregory K. Johnson, President and Chief Executive Officer.

o       Your base salary will be $150,000 per year.

o       You will have the use of a company leased automobile.

o You will participate in Waccamaw Corporation's Executive Bonus Plan (a copy of which is attached). Your multiplier will be 3.

o Subject to approval by the Board of Directors, you will participate in the Waccamaw Stock Incentive Plan (a copy of which is attached). Your initial grant would be for 30,000 shares.

In the event of a change of control of the company during the first 3 years of your employment, you will receive an amount equal to your current annual salary if you lose your job, or if your job is terminated within the first 12 months of the change of control.

If you are terminated without cause, the termination will be equal to one (1) year's pay at your then current salary. If you are terminated due to performance issues, you will be given prior written notice in keeping with our total company policy.

Additionally, you will receive the following:

        1) Participation in the company medical, life insurance, short and long-term disability programs for you and your qualified dependents, as applicable.

        2) Participation in the company's pension plan and 401(k) savings plan.



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        3)      Three (3) weeks paid vacation.

To assist you in relocating to Myrtle Beach, Waccamaw Corporation is prepared to reimburse you for the following expenses:

        1) Reasonable travel expenses for two (2) trips to Myrtle Beach to search for housing.

        2) The reasonable cost of moving you and your family to Myrtle Beach, South Carolina.

        3) Temporary living expenses in the Myrtle Beach area for two months.

        4) To the extent any of the reimbursements for relocation expenses (described in terms 1, 2, & 3 in this section) are treated as taxable income and exceed allowable deductions for moving expenses, Waccamaw will pay a sum sufficient to cover the employee's incremental income tax liability.

Chris, I am very excited about bringing your experience and professionalism to our company. You will make a major contribution to a very aggressive growth opportunity.

With best regards,

/s/ Robert E. Jewell

Robert E. Jewell
Senior Vice President of Human Resources
WACCAMAW CORPORATION

BJ/tc/attachments


Accepted this   29   day of March, 1996


/s/ P. Christian Beseler III
P. Christian Beseler III